Exhibit 10.41


August 5, 2003


Mr. Harvey Lenkin

Dear Harvey:

         We appreciate your contributions and commitment to Public Storage, Inc. (the "Company") for the past 25 years and your agreement to continue to be employed by the Company through the term of this agreement, June 30, 2005.

Positions:
----------

         You will continue to serve as president and chief operating officer of the Company until you retire on June 30, 2005.

         In this position, you will report to the Company's chief executive officer or to such other person as may be designated by the Company's chief executive officer or its board of directors. Your responsibilities, to which you will devote your full-time efforts, will include involvement with the Company's capital raising activities, investor services, property operations, ancillary businesses, corporate administration, and you will use your best efforts to execute these responsibilities in a timely manner that enhances shareholder value. During the term of this agreement, the Company may, consistent with your qualifications and experience, change these responsibilities at any time by creating new responsibilities and/or removing certain responsibilities and change your position and title.

         During the term of this agreement, you agree to continue to serve as a director of the Company and as a director of the Company's affiliate, PS Business Parks, Inc., subject to the request of the respective company's board of directors. You will not be compensated or receive any other benefit (other than reimbursement of expenses) for serving as a director of either company.

Compensation and Benefits:
--------------------------

         You will be paid twice monthly on the 15th and last day of the month, at a rate of $550,000 per year effective July 1, 2003.

         You will be entitled to four weeks annual paid vacation, earned and accrued on a pay period basis and prorated over the course of your employment during the year. Restrictions on the accrual of vacation benefits are more fully set forth in the Employee Handbook.

         Through December 31, 2003, the Company will continue to pay for and lease for your use the same car currently leased for your use. After December 31, 2003, you will be responsible for making lease and maintenance payments on the car currently leased for you and you will be reimbursed for your business mileage at $0.365 per mile (the current IRS guidelines). You will be required to track your mileage and provide records for reimbursement monthly.

         During the term of this agreement, you will continue to participate in the Company's group insurance plans and section 401(k) plan.

         During the term of this agreement, the Company will continue to reimburse you for those properly documented travel or similar expenditures incurred by you consistent with prior practice that are reasonably necessary for the proper discharge of your duties under this agreement.

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No Prior Obligations:
---------------------

         You acknowledge and agree that the Company has no previous obligation to you, including bonuses, options (other than vested and unvested options for 342,000 shares of common stock) or other form of compensation.

Trade Secrets And Confidential Information:
-------------------------------------------

         Our competitive success depends on the proper safeguarding of the Company's trade secrets and confidential information. Some of the information we receive also touches on the privacy interests of individuals and must be safeguarded for that reason as well. You promise to continue to preserve the confidentiality of our trade secrets and commercially useful confidential information learned through your employment and to use this information only as necessary and appropriate for our legitimate business purposes. You promise to safeguard against disclosure without the consent of affected persons all information touching on the privacy interests of our employees and tenants. Our trade secrets and commercially useful confidential information include without limitation the Company's non-public financial information and the contents of our business plans.

Non Solicitation
----------------

         You agree that for a period of one year following the termination or expiration of this agreement, you will not directly or indirectly, or by action in concert with others, induce or influence (or seek to induce or influence), any person who is engaged as an employee, agent, independent contractor or otherwise by the Company to terminate such person's employment or engagement with the Company.

Employment Termination:
-----------------------

         During the term of this agreement, you may only be terminated for "cause". Termination for "cause" may be based upon any of the following, as determined by the Company in its reasonable discretion:

              (i) Any act of fraud, dishonesty, embezzlement, or theft.

              (ii)Conviction of, or a plea of nolo contendre to, any felony or any misdemeanor involving moral turpitude;

              (iii) Any act of gross negligence in the performance of your responsibilities;

              (iv)An inexcusable repeated or prolonged absence from work other than as a result of illness or a disability;

              (v) Your voluntary resignation from employment with the Company.

         In the event that your employment is terminated for cause, the Company will pay you any unpaid salary and benefits earned under this agreement through the last day of actual employment. Additionally, the Company will reimburse you for reasonable and documented expenses. The Company will have no further obligations to you, and you will have no further rights, including, without limitation, rights to any bonus, unvested stock options, other compensation or benefits whatsoever under this Agreement.

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         The Company's obligation to pay your compensation under this agreement does not terminate as a result of your death or total disability. In the event of your death or total disability during the term of this agreement, you (in the case of your total disability) or your estate (in the case of your death) will continue to be paid your compensation under this agreement until June 30, 2005, provided however that, if you are terminated for "cause" (as defined above), you will only be entitled to the compensation described in the preceding paragraph.

Post-termination Obligations
----------------------------

         Your obligations described under "Trade Secrets and Confidential Information" and "Non Solicitation" above survive the termination of this agreement or the expiration of its term.

Notices

         Any notices to be given by either party to the other may be effected either by personal delivery in writing or by registered or certified mail, postage prepaid with return receipt requested, by nationally recognized overnight courier or by confirmed facsimile at the following number:

                  If to Employee:           Mr. Harvey Lenkin

                  If to the Company:        Public Storage, Inc.
                                            701 Western Avenue
                                            Glendale, CA  91201
                                            Attn: Ronald L. Havner, Jr.

         Notices delivered personally will be deemed communicated upon actual receipt; mailed notices will be deemed communicated upon receipt of the mailing; notices sent by overnight courier will be deemed communicated and received as of one business day after delivery to the overnight courier; and notices sent by facsimile will be deemed communicated and received as of the time the sender receives written confirmation of the sending of the facsimile.

Partial Invalidity:
-------------------

         If any provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated.

Applicable Law:
---------------

         This agreement will be governed by and construed in accordance with the laws of the State of California.

Construction of Terms:
----------------------

         The terms and provisions of this agreement, which are freely negotiated as between the parties, will not be construed either in favor of or against either party in the event of any ambiguity or uncertainty.

Modifications:
--------------

         Any modification of this agreement will be effective only if it is in writing and signed by both parties.

Waiver:
-------

         A waiver of any of the terms and conditions of this agreement will not be construed as a general waiver of the same or any other term or condition hereof of any subsequent breach thereof.

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Arbitration:
------------

         You and the Company agree to submit to final and binding arbitration, and not to any other forum, any claim by you or the Company under state, federal or local law which arises out of or relates to your employment with the Company, including without limitation claims for sexual harassment, discrimination, wrongful termination, breach of contract, invasion of privacy and defamation.

         This agreement excludes employment-related claims that cannot be required to be submitted to arbitration under applicable law, such as claims for workers' compensation or unemployment insurance benefits. Notwithstanding any other provisions of this agreement, you and the Company agree that breaches of either your or the Company's obligations concerning trade secrets and/or confidential information cannot adequately be remedied at law or in arbitration, and we agree that either you or the Company may seek and upon proper proof obtain, from a court with proper jurisdiction, injunctive relief and damages. Any injunctive proceeding will be without prejudice to your or the Company's rights under this agreement to obtain other relief in arbitration with respect to these matters.

         Arbitration under this agreement, including the selection of a single arbitrator, will be governed by the most recent version of the National Rules for the Resolution of Employment Disputes (the "Rules") of the American Arbitration Association ("AAA"), except to the extent inconsistent with specific provisions of this agreement. State law provisions governing arbitrations in California, such as provisions for temporary restraining orders and preliminary injunctions, will also apply unless inconsistent with the AAA Rules or this agreement.

         In order to initiate a claim for arbitration, the party seeking arbitration must deliver to the local AAA office, and send to the other party a written request for arbitration within the time period required by the statute of limitation applicable to the party's claim (the time within which the party's claim must be filed according to law). Contact information for the nearest AAA office and a copy of the AAA Rules may be obtained from the Company's Human Resources Department. Arbitration proceedings will be held before a single arbitrator in Los Angeles.

         Each party will pay his or its own attorneys' fees if the party chooses to be represented by an attorney, except where the arbitrator orders that the prevailing party recover attorneys' fees from the other party under applicable law. In no case, however, you will bear any cost or expense as a result of arbitration that you would not be required to pay if the claim had been brought in court.

         The parties will be permitted to conduct discovery as is appropriate to the nature of the claim and necessary to its full and fair determination in arbitration, including at a minimum access to essential documents and witnesses. The arbitrator will have the authority to order any appropriate legal and equitable relief consistent with that available to parties in civil actions filed in court.

         The decision of the arbitrator will be in writing, and shall reflect the arbitrator's essential findings and conclusions upon which the award is based. The decision will be final and binding subject to review only as provided by the law of the state in which the arbitration took place governing review of arbitration awards. If no state law on the subject exists, the award will be subject to the standard of review provided in the Federal Arbitration Act, 9 U.S.C. section 10. The award will be enforceable in any court of competent jurisdiction. You and the Company agree that if a court of competent jurisdiction declares that any part of this agreement is illegal, invalid or unenforceable, this declaration will not affect the legality, validity or enforceability of the remaining parts of the agreement, and the illegal, invalid or unenforceable part will no longer be part of this agreement.

         You and the Company agree that arbitration under this agreement will be the exclusive means of resolving any claims or disputes arising out of or related to your employment with the Company, which are either (1) not resolved through the Company's internal grievance processes or through proceedings before the United States Equal Employment Opportunity Commission (or the state agency processing charges of discrimination), or (2) excluded from this agreement by the second paragraph under "Arbitration" above. Both parties further agree that no proceedings will be brought by you or the Company in any court or other forum as to any claims covered by this agreement, except to enforce this agreement or review the decision of the arbitrator as provided above. No claim will be arbitrated that otherwise would be barred by the statute of limitations in a judicial proceeding.

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         Nothing in this agreement prohibits any party from seeking injunctive relief under applicable law before arbitration or while arbitration is pending.

         THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION FOR A CLAIM ARISING OUT OF OR RELATED TO YOUR EMPLOYMENT WITH THE COMPANY. ONLY THE ARBITRATOR, AND NOT A JUDGE OR JURY, WILL DECIDE THE CLAIM OR DISPUTE.

Integrated Complete Agreement:
------------------------------

         This agreement integrates and supersedes all other prior and contemporaneous written and oral agreements and understandings of every character between you and the Company and comprises the entire agreement between you and the Company (other than the agreements relating to vested and unvested options for a total of 342,000 shares of common stock previously granted to you). You understand that this agreement may be amended only by a further express written agreement between us, and cannot be amended by informal discussions or written communications from any party. No waiver of any rights or obligations under this agreement will be deemed to have occurred unless in writing signed by the party against whom such waiver is asserted and no waiver will be deemed a waiver of any other or subsequent rights or obligations.

         Harvey, we appreciate your continued commitment to the Company.



                           /s/ Ronald L. Havner, Jr.
                           -------------------------
                              Ronald L. Havner, Jr.
                             Chief Executive Officer

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ACCEPTANCE AND ACKNOWLEDGMENT
-----------------------------

         I accept continued employment with Public Storage, Inc. on the terms and conditions stated above, and I acknowledge that no other promises have been made to me.

         I acknowledge that I have had an opportunity to ask questions regarding this agreement, to seek legal counsel, and to carefully consider all of the provisions of this agreement. I am waiving my right to a jury trial regarding any claims that arise from or relate to my employment relationship with the Company.


Dated:  August 5, 2003                     /s/ Harvey  Lenkin
        --------------                     ------------------
                                           Harvey Lenkin

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